Exhibt 4.5

REVOLVING LOAN AGREEMENT AMENDMENT TWO

Amendment Date: June 1, 2007

Credit Limit: $15,000.00

RFG Acquisition II Inc., a Delaware corporation, promises to pay RICHARD F. BESTON, JR. (“Lender”), an individual, the sum of FIFTEEN THOUSAND and 00/100 DOLLARS ($15,000.00) (the “Amended Credit Limit”) or such other principal amount that may be outstanding, in no case to exceed the Amended Credit Limit, as evidenced by the books and records of Lender.

This Amendment Two hereby amends the interest rate charged on outstanding loan borrowings from 4.75% per annum to the Prime Rate of Interest, as listed in the Wall Street Journal, plus 1% per annum.

This Amendment Two hereby amends the default rate of interest from 10.0% per annum to the Prime Rate of Interest, as listed in the Wall Street Journal, plus 6% per annum.

All other terms and conditions of the original Revolving Loan Agreement, dated November 20, 2006, as amended, remain unchanged and in full force and effect.

This Amendment Two is effective as of the date listed above.

RFG Acquisition II Inc.
By:	/s/ David W. Matre
David W. Matre Chief Financial Officer

“Lender”
/s/ Richard F. Beston, Jr.
RICHARD F. BESTON, JR., an individual

DO NOT DESTROY THIS ORIGINAL AGREEMENT AMENDMENT